Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
November 3, 2005 12:30 p.m. ET	Ginny Dunn EntreMed, Inc. Associate Director Corporate Communications & Investor Relations 240-864-2643
ENTREMED REPORTS THIRD QUARTER 2005
FINANCIAL RESULTS
     ROCKVILLE, MD — November 3, 2005 — EntreMed, Inc. (NASDAQ:ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today reported results for the three and nine-month periods ending September 30, 2005.
     Revenues for the third quarter 2005 were approximately $1,250,000 versus $143,000 for the comparable period a year ago. The Company reported a net loss for the third quarter of approximately ($4.4 million), or ($0.09) per share. This compares with a net loss of approximately ($3.1 million), or ($0.09) per share for the same period last year.
     Revenues for the nine months ending September 30, 2005 were approximately $1,850,000 versus $380,000 for 2004. Reported net loss for the first nine months of 2005 was ($14.1 million), or ($0.35) per share as compared to ($12.4 million) or ($0.35) per share for 2004. As of September 30, 2005, EntreMed had cash and short-term investments of approximately $33.4 million.
     Dane R. Saglio, EntreMed Chief Financial Officer commented, “As anticipated, our expenses are trending higher as we prepare for Panzem® NCD Phase II trials and advance ENMD-1198 toward the clinic. Revenues recorded in the quarter represent royalties earned on a portion of the third quarter sales of Celgene’s Thalomid®. Consistent with our financial guidance, we expect to earn royalties on all Q4 Thalomid® sales and, therefore, expect to report higher revenues. These revenues will help to offset our fourth quarter cost of securing 2006 clinical drug supply for our two clinical candidates.”
     James S. Burns, EntreMed President and Chief Executive Officer, commented, “I am very pleased with our progress for the first nine months of 2005. We are meeting the ambitious goals that we set for this year, including progress on Panzem® NCD, our lead clinical candidate, and ENMD-

1198, our new novel tubulin binding agent. I anticipate further progress through the remainder of the year in line with our previous guidance.”
     As previously announced, a corporate overview will be given by Mr. James S. Burns, on Tuesday, November 8, 2005 at 12:20 p.m. during the Rodman and Renshaw 7th Annual Healthcare Conference. Mr. Burns’ presentation will be web cast and will serve as the Company’s third quarter update. The live web cast can be accessed through the Company’s web site at www.entremed.com.
About EntreMed
     EntreMed, Inc. (Nasdaq: ENMD) is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem® (2-methoxyestradiol or 2ME2), the Company’s lead drug candidate, is currently in clinical trials for cancer, as well as in preclinical development for non-oncology indications. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s website at www.entremed.com and in various filings with the Securities and Exchange Commission.
Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
-more-
(Financial Table Attached)

ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
September 30,

	2005	2004
Total revenues	$1,249,600	$142,738
Research and development	4,128,756	2,553,494
General and administrative	1,786,868	1,337,922
Net Loss	(4,379,829)	(3,146,848)
Net Loss per share (basic) attributable to common shareholders	$(0.09)	$(0.09)
Weighted average number of shares outstanding (basic)	49,921,256	37,054,030
Nine Months Ended
September 30,

	2005	2004
Total revenues	$1,854,310	$380,084
Research and development	12,320,465	8,094,890
General and administrative	4,386,840	5,394,273
Net Loss	(14,136,507)	(12,361,921)
Net Loss per share (basic) attributable to common shareholders	$(0.35)	$(0.35)
Weighted average number of shares outstanding (basic)	42,217,854	37,004,355
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